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                                                                    EXHIBIT 12.4

                                ROYALTY GUARANTOR
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)





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
                                                                                                                 Three Months Ended
                                                                           Year Ended December 31,                     March 31,
                                                              ----------------------------------------------     -------------------
                                                                 1998       1997          1996       1995           1999      1998
                                                                 ----       ----          ----       ----           ----      ----
Pre-tax income from continuing operations                       31,005     10,489        7,329       5,565         9,434      6,954
                                                              ----------------------------------------------     -------------------
                                                                31,005     10,489        7,329       5,565         9,434      6,954
Fixed charges:
       Internet expense and amortization of deferred
            finance charges on all indebtedness                  2,784      4,179        5,246       4,757           468        776
                                                              ----------------------------------------------     -------------------
       Total fixed charges                                       2,784      4,179        5,246       4,757           468        776

Earnings before income taxes and fixed charges                  33,789     14,668       12,575      10,322         9,902      7,730

Ratio of earnings to fixed charges                              12.137      3.510        2.397       2.170        21.158      9.961
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